As filed with the Securities and Exchange Commission on December 17, 2019

Registration No. 333-229344

Registration No. 333-222569

Registration No. 333-215578

Registration No. 333-210184

Registration No. 333-201768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-229344)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-222569)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-215578)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-210184)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-201768)

UNDER

THE SECURITIES ACT OF 1933

SPARK THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	46-2654405
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Spark Therapeutics, Inc.

3737 Market Street

Suite 1300

Philadelphia, PA 19104

(888) 772-7560

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2015 Employee Stock Purchase Plan

2015 Stock Incentive Plan

2014 Stock Incentive Plan, as amended

(Full title of the plans)

Jeffrey D. Marrazzo

Chief Executive Officer

3737 Market Street

Suite 1300

Philadelphia, PA 19104

(888) 772-7560

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Spark Therapeutics, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister certain shares of the Company’s common stock, which had a par value of $0.001 per share prior to the Transactions (as defined below) (the “Common Stock”), and remaining unissued and other obligations and interests, originally registered under the Registration Statements filed by the Company with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (Registration File No. 333-201768), pertaining to the registration of 2,264,497 shares of Common Stock under the Spark Therapeutics, Inc. 2014 Stock Incentive Plan, as amended (the “2014 Plan”), 2,039,500 shares of Common Stock under the Spark Therapeutics, Inc. 2015 Stock Incentive Plan (the “2015 Plan”) and 220,000 shares of Common Stock under the Spark Therapeutics, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”), which was filed with the Commission on January 30, 2015;

•

Registration Statement on Form S-8 (Registration File No. 333-210184), pertaining to the registration of 1,083,313 shares of Common Stock under the 2015 Plan and 270,828 shares of Common Stock under the ESPP, which was filed with the Commission on March 14, 2016;

•

Registration Statement on Form S-8 (Registration File No. 333-215578), pertaining to the registration of 1,234,641 shares of Common Stock under the 2015 Plan and 308,660 shares of Common Stock under the ESPP, which was filed with the Commission on January 17, 2017;

•

Registration Statement on Form S-8 (Registration File No. 333-222569), pertaining to the registration of 1,485,322 shares of Common Stock under the 2015 Plan and 371,330 shares of Common Stock under the ESPP, which was filed with the Commission on January 16, 2018;

•

Registration Statement on Form S-8 (Registration File No. 333-229344), pertaining to the registration of 1,510,533 shares of Common Stock under the 2015 Plan and 377,633 shares of Common Stock under the ESPP, which was filed with the Commission on January 24, 2019;

On February 22, 2019, the Company entered into an Agreement and Plan of Merger with Roche Holdings, Inc. (“Roche”) and 022019 Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Roche (the “Merger Agreement”), providing for, among other things, (i) a tender offer by 022019 Merger Subsidiary, Inc. to purchase all of the outstanding shares of the Company at a price of $114.50 per share net to the seller in cash, without interest, subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Merger Agreement and (ii) the merger of the Company with 022019 Merger Subsidiary, Inc., with the Company surviving as a wholly-owned subsidiary of Roche (the “Merger”) ((i) and (ii) together, the “Transactions”). The Merger became effective on December 17, 2019, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Transactions, there will be no future offers or sales under the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the date hereof, the Company hereby removes and withdraws from registration all of such securities of the Company registered but unissued under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 17th day of December, 2019.

SPARK THERAPEUTICS, INC.

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	Chief Executive Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.